Exhibit 99.1

BROWN-FORMAN GROWS REPORTED AND UNDERLYING1 OPERATING INCOME 10% AND INCREASES EPS 8% FOR THE FIRST NINE MONTHS OF FISCAL 2010

Louisville, KY, March 10, 2010 – Brown-Forman Corporation reported diluted earnings per share increased 8% to $2.53 and operating income rose 10% to $592 million for the first nine months of fiscal 2010.  During its fiscal 2010 third quarter ended January 31, 2010, the company’s diluted earnings per share declined 10% to $0.73 and operating income decreased 2% to $174 million.  Adjusting for the items in Schedule A of this press release, underlying operating income grew 10% for the first nine months of fiscal 2010 but declined 2% for the third quarter.

Brown-Forman’s reported net sales for the nine months ended January 31, 2010 were $2.5 billion, 1% lower than the same prior year period, while the reported net sales increased 10% for the company’s fiscal third quarter.  Underlying net sales grew 1% for the first nine months of fiscal 2010 and were up 2% in the third quarter.

Paul Varga, the company’s chief executive officer stated, “We are pleased to deliver underlying net sales growth for our third quarter and fiscal year-to-date.  During a challenging environment, we believe our people have been resilient, our brands have remained healthy, and our performance remains at or near the top of the industry.  While the operating environment remains both difficult and competitive, I believe we have the portfolio, the distribution assets, the people, and the innovation capacity to continue our top-tier underlying net sales performance.”

1 Underlying change represents the percentage increase or decrease in reported financial results in accordance with generally accepted accounting principles (GAAP) in the United States, adjusted for certain items.  A reconciliation from reported to underlying net sales, gross profit, advertising expense, SG&A, and operating income (non-GAAP measures) increases or decreases for the third quarter and first nine months of fiscal 2010, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A and the notes to this press release.

For the first nine months of fiscal 2010, strong underlying net sales gains for Brown-Forman’s ready-to-drink brands, as well as growth for Gentleman Jack, Jack Daniel’s, and el Jimador, were partially offset by underlying net sales declines of Southern Comfort, Finlandia, and some agency brands.   Geographically, underlying net sales increases in Australia, Germany, and France outpaced reductions in Poland, the U.K., and Russia.  Total continuing portfolio depletions2 grew 3% over the nine month period and increased 4% during the quarter.  Schedule B contains more detailed depletion and net sales information by brand.

Brown-Forman’s fiscal 2010 first nine months gross profit grew 1% on a reported basis and increased slightly on an underlying basis.  For the third quarter, gross profit grew 11% on a reported basis and 3% on an underlying basis.  Gross margins improved slightly for the nine and three month periods when compared to the same prior year periods.  Underlying operating income outperformed underlying gross profit trends during the first nine months of fiscal 2010 as the company benefited from lower operating expenses.  Brown-Forman increased its underlying advertising spend during its fiscal third quarter as the company employed investments delayed from earlier in the fiscal year.   Underlying advertising costs for the first nine months were 10% lower when compared to the same prior year period.  Brown-Forman continued to seek efficiencies in spending and to reallocate brand investments to activities accounted for elsewhere on the income statement, such as packaging enhancements, promotional activity, and ready-to-drink product expansion.  The company’s fiscal year-to-date underlying selling, general, and administrative expense continued to benefit from a reduced cost base as a result of the company’s fiscal 2009 early retirement program and reduction in workforce, and from continued tight management of discretionary expenses along with timing-related shifts.  As expected, underlying selling, general, and administrative expenses increased during the third quarter as the company cycled against the period where it adjusted performance-related incentive expenses in the prior year following the downturn in the business.  During the third quarter, Brown-Forman recorded a non-cash trademark impairment charge of $11.6 million, or $0.07 per share on Don Eduardo, a low-volume, high-priced tequila.

2 Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand.

Brown-Forman has maintained an industry-leading return on average invested capital3 of nearly 17%.  The company continued to operate with a strong balance sheet supported by robust cash flows from operations.  According to a report published by Standard & Poor’s in January, Brown-Forman ranked 17th out of 158 consumer products companies in the strength of its financial position.  As of January 31, 2010, the company’s net debt was $525 million, down nearly $200 million from a year ago.  The company improved its total debt to total capital ratio4 to 29% from its January 31, 2009 level of 37%.  During fiscal 2010, the company repurchased a combined total of nearly $157 million Class A and Class B shares as part of program that expired on December 3, 2009.  Cash provided by operating activities for the first nine months of fiscal 2010 was approximately $425 million, a 24% increase over the same prior year period.  In January 2010, Brown-Forman approved a regular quarterly dividend of $0.30 per share on Class A and Class B common stock.  Stockholders of record on March 8, 2010, will receive the cash dividend on April 1, 2010. Brown-Forman has paid regular quarterly cash dividends for 64 consecutive years and increased them for the last 26 years.

Full-Year Outlook

We have narrowed our fiscal 2010 full-year earnings outlook to $2.98 to $3.08 per share, which incorporates the $0.07 per share non-cash trademark impairment charge. In addition, this guidance includes expectations of continued underlying net sales trends, current foreign exchange spot rates, projected costs associated with route-to-consumer enhancements, an anticipated higher effective tax rate, as well as incremental underlying investments in both advertising and selling, general, and administrative expenses.  We remain concerned about the impact on consumption trends from a soft on-premise channel, consumer trading-down, and heightened competitive activity.  While we anticipate overall operating expenses to decline for fiscal year 2010, year-to-date trends are expected to moderate as underlying investments in both advertising and selling, general, and administrative expenses are expected to be higher in the fourth quarter when compared to the same prior year period.

3 Return on average invested capital is defined as the sum of net income (excluding extraordinary items) and after-tax interest expense, divided by average invested capital.  Invested capital equals assets less liabilities, excluding interest-bearing debt.

4 Total debt to total capital is defined as total debt divided by the sum of total debt and stockholders’ equity.

Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EST) this morning.  All interested parties in the U.S. are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial 706-679-3410 and ask for the Brown-Forman call.  No password is required.  The company suggests that participants dial in approximately ten minutes in advance of the 10:00 a.m. start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman’s Internet Web site, www.brown-forman.com, through a link to "Investor Relations."   For those unable to participate in the live call, a replay will be available by calling 800-642-1687 (U.S.) or 706-645-9291 (international).  The identification code is 57578645.  A digital audio recording of the conference call will also be available on the Web site approximately one hour after the conclusion of the conference call.  The replay will be available for at least 30 days following the conference call.

For 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Southern Comfort, Finlandia, Jack Daniel’s & Cola, Canadian Mist, Fetzer, Korbel, Gentleman Jack, el Jimador, Tequila Herradura, Sonoma-Cutrer, Chambord, New Mix, Tuaca, Woodford Reserve, and Bonterra.  Brown-Forman’s brands are supported by nearly 4,000 employees and sold in approximately 135 countries worldwide.  For more information about the company, please visit http://www.brown-forman.com/.

Important Information on Forward-Looking Statements:

This report contains statements, estimates, and projections that are "forward-looking statements" as defined under U.S. federal securities laws. Words such as "expect," "believe," "intend," "estimate," "will," "may," "anticipate," "project," and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and other factors include, but are not limited to:

•
Prolonged or deepening global economic downturn or renewed turmoil in financial and equity markets (and related credit and capital market instability and  illiquidity; decreased consumer and trade spending; higher unemployment; supplier, customer or consumer credit or other financial problems; inventory fluctuations at distributors, wholesalers, or retailers; bank failures or governmental nationalizations; etc.)

•	competitors’ pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, product introductions, or other competitive activities aimed at our brands
•	trade or consumer reaction to our product line extensions or marketing activities
•	prolonged or deeper declines in consumer confidence or spending, whether related to global economic conditions, wars, natural disasters, weather, pandemics, terrorist attacks or other factors
•
changes in tax rates (including excise, sales, corporate, individual income, dividends, capital gains) or in related reserves, changes in tax rules (e.g., LIFO, foreign income deferral, U.S. manufacturing deduction) or accounting standards, tariffs,  or other restrictions affecting beverage alcohol, and the unpredictability and suddenness with which they can occur

•	trade or consumer resistance to price increases in our products
•	tighter governmental restrictions on our ability to produce, sell, price, or market our products, including advertising and promotion
•	business disruption, decline or costs related to reductions in workforce or other cost-cutting measures
•	lower returns on pension assets, higher interest rates on debt, or significant changes in recent inflation rates (whether up or down)
•	fluctuations in the U.S. dollar against foreign currencies, especially the euro, British pound, Australian dollar, or Polish zloty
•
changes in consumer behavior including further reduction of bar, restaurant, hotel and other on-premise business; shifts to discount store purchases or shifts away from premium-priced products; other price-sensitive consumer behavior; or further reductions in travel

•	changes in consumer preferences, societal attitudes or cultural trends that result in reduced consumption of our products
•	distribution arrangement decisions that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or that result in implementation-related costs
•	adverse impacts resulting from our acquisitions, dispositions, joint ventures, business partnerships, or portfolio strategies
•
lower profits, due to factors such as fewer used barrel sales, lower production volumes (either for our own brands or those of third parties), sales mix shift toward lower priced or lower margin skus, or cost increases in energy or raw materials, such as grapes, grain, agave, wood, glass, plastic, or closures

•	climatic changes, agricultural uncertainties, our suppliers’ financial hardships or other factors that affect the availability or quality of grapes, agave, grain, glass, closures, plastic, or wood
•	negative publicity related to our company, brands, personnel, operations, business performance or prospects
•	product counterfeiting, tampering, or contamination and resulting negative effects on our sales, brand equity, or corporate reputation
•	adverse developments stemming from state, federal or other governmental investigations of beverage alcohol industry business, trade, or marketing practices by us, our distributors, or retailers
•	impairment in the recorded value of any assets, including receivables, inventory, fixed assets, goodwill or other intangibles

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
(Dollars in millions, except per share amounts)

	Three Months Ended
	January 31,
	2009	2010	Change

Net sales	$784.1	$861.7	10%
Excise taxes	191.7	224.3	17%
Cost of sales	221.8	226.5	2%
Gross profit	370.6	410.9	11%
Advertising expenses	87.0	92.0	6%
Selling, general, and administrative expenses	113.1	131.5	16%
Amortization expense	1.3	1.3
Other (income) expense, net	(8.0)	12.2
Operating income	177.2	173.9	(2%)
Interest expense, net	8.1	7.1
Income before income taxes	169.1	166.8	(1%)
Income taxes	45.7	58.9
Net income	$123.4	$107.9	(13%)

Earnings per share:
Basic	$0.82	$0.73	(10%)
Diluted	$0.81	$0.73	(10%)

Gross margin	47.3%	47.7%
Operating margin	22.6%	20.2%

Effective tax rate	27.0%	35.3%

Cash dividends paid per common share	$0.2875	$0.3000

Shares (in thousands) used in the
calculation of earnings per share
Basic	150,544	146,758
Diluted	151,338	147,542

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Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
(Dollars in millions, except per share amounts)

	Nine Months Ended
	January 31,
	2009	2010	Change

Net sales	$2,508.9	$2,492.5	(1%)
Excise taxes	564.7	585.5	4%
Cost of sales	726.1	673.0	(7%)
Gross profit	1,218.1	1,234.0	1%
Advertising expenses	294.1	260.2	(12%)
Selling, general, and administrative expenses	397.2	373.7	(6%)
Amortization expense	3.8	3.8
Other (income) expense, net	(16.6)	4.8
Operating income	539.6	591.5	10%
Interest expense, net	23.5	21.7
Income before income taxes	516.1	569.8	10%
Income taxes	161.3	193.3
Net income	$354.8	$376.5	6%

Earnings per share:
Basic	$2.35	$2.54	8%
Diluted	$2.34	$2.53	8%

Gross margin	48.6%	49.5%
Operating margin	21.5%	23.7%

Effective tax rate	31.2%	33.9%

Cash dividends paid per common share	$0.8315	$0.8750

Shares (in thousands) used in the
calculation of earnings per share
Basic	150,592	148,162
Diluted	151,600	148,880

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Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30,	January 31,
	2009	2010
Assets:
Cash and cash equivalents	$340.1	$241.7
Accounts receivable, net	367.1	454.0
Inventories	652.0	658.3
Other current assets	214.6	194.4
Total current assets	1,573.8	1,548.4

Property, plant, and equipment, net	482.8	464.2
Goodwill	675.0	677.6
Other intangible assets	686.1	672.9
Other assets	57.0	55.2
Total assets	$3,474.7	$3,418.3

Liabilities:
Accounts payable and accrued expenses	$326.4	$361.4
Dividends payable	--	44.1
Short-term borrowings	336.6	105.3
Current portion of long-term debt	152.9	153.1
Other current liabilities	19.7	20.1
Total current liabilities	835.6	684.0

Long-term debt	509.3	508.3
Deferred income taxes	79.6	109.8
Accrued postretirement benefits	175.6	171.4
Other liabilities	58.8	63.0
Total liabilities	1,658.9	1,536.5

Stockholders’ equity	1,815.8	1,881.8

Total liabilities and stockholders’ equity	$3,474.7	$3,418.3

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Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Nine Months Ended
	January 31,
	2009	2010

Cash provided by operating activities	$342.9	$424.5

Cash flows from investing activities:
Sale of brand names and trademarks	16.8	--
Additions to property, plant, and equipment	(37.1)	(17.2)
Other	(2.5)	(2.2)
Cash used for investing activities	(22.8)	(19.4)

Cash flows from financing activities:
Net issuance (repayment) of debt	66.5	(233.0)
Acquisition of treasury stock	(22.8)	(157.5)
Dividends paid	(125.6)	(129.8)
Other	(3.1)	(0.8)
Cash used for financing activities	(85.0)	(521.1)

Effect of exchange rate changes
on cash and cash equivalents	(19.3)	17.6

Net increase (decrease) in cash and cash equivalents	215.8	(98.4)

Cash and cash equivalents, beginning of period	118.9	340.1

Cash and cash equivalents, end of period	$334.7	$241.7

These figures have been prepared in accordance with
the company’s customary accounting practices.

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Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended January 31, 2010	Nine Months Ended January 31, 2010

Reported change in net sales	10%	(1%)
Foreign currencies	(5%)	1%
Estimated net change in trade inventories	(4%)	-
Excise tax increases	(1%)	(1%)
Discontinued brands	2%	2%

Underlying change in net sales	2%	1%

Reported change in gross profit	11%	1%
Estimated net change in trade in inventories	(5%)	-
Foreign currencies	(3%)	-
Non-cash agave charge (FY2009)	-	(2%)
Discontinued brands	-	1%

Underlying change in gross profit	3%	0%

Reported change in advertising	6%	(12%)
Foreign currencies	(5%)	1%
Discontinued brands	1%	1%

Underlying change in advertising	2%	(10%)

Reported change in SG&A	16%	(6%)
Foreign currencies	(4%)	1%
Discontinued brands	1%	-

Underlying change in SG&A	13%	(5%)

Reported change in operating income	(2%)	10%
Estimated net change in trade inventories	(11%)	-
Foreign currencies	(9%)	(2%)
Non-cash agave charge (FY2009)	-	(5%)
Impairment charge	7%	2%
Discontinued brands	13%	5%

Underlying change in operating income	(2%)	10%

Notes:
Excise tax increases – Refers to the impact of the additional revenues related to excise tax increases implemented during the period, primarily in Australia, Poland, and the U.K.  Since net sales are recorded including revenues associated with excise taxes, we believe it is important to make this adjustment to better understand our underlying sales trends.

Discontinued brands – Refers both to the company’s December 2008 sale of its Bolla and Fontana Candida Italian wine brands to Gruppo Italiano Vini (GIV) and to the impact of certain agency brands distributed in various geographies that exited Brown-Forman’s portfolio during the comparable fiscal year.  We believe that excluding the prior incremental net contribution from these brands, as well as the net gain on the sale of the Italian wine brands, provides helpful information in forecasting and planning the growth expectations of the company.

Foreign currencies – Refers to net gains and losses incurred by the company relating to sales and purchases in currencies other than the U.S. Dollar.  We use the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of our business (both positively and negatively).  To neutralize the effect of foreign exchange fluctuations, we have historically translated current year results at prior year rates.  While we recognize that foreign exchange volatility is a reality for a global company, we routinely review our company performance on a constant dollar basis.  We believe this allows both management and our investors to understand better our company’s growth trends.

Non-cash agave charge (FY2009) – Refers to an abnormal number of agave plants identified during the first quarter of fiscal 2009 as dead or dying.  Although agricultural uncertainties are inherent in our tequila or any other business that includes the growth and harvesting of raw materials, we believe that the magnitude of this item distorts the underlying trends of our business.  Therefore, we believe that excluding this $22.4 million pre-tax non-cash charge allows for a better understanding of profit trends.

Estimated net change in distributor inventories – Refers to the estimated financial impact of changes in distributor inventories for the company’s brands.  We compute this effect using our estimated depletion trends and separately identify trade inventory changes in the variance analysis for our key measures.  Based on the estimated depletions and the fluctuations in distributor inventory levels, we then adjust the percentage variances from prior to current periods for our key measures.  We believe it is important to make this adjustment in order for management and investors to understand the results of our business without distortions that can arise from varying levels of distributor inventories.

Impairment charge – Refers to a non-cash charge related to a trademark impairment of Don Eduardo, a low-volume, high-priced tequila brand.  We believe excluding this $11.6 million pre-tax non-cash charge allows for a better understanding of profit trends.

The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.

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Schedule B

Brown-Forman Corporation
Supplemental Information (Unaudited)
Nine Months Ended January 31, 2010

	% Change vs. YTD FY2009
	Depletions	Net Sales
Brand	9-Liter	Reported	Constant Currency5
Jack Daniel’s Family of Brands	12%	7%	6%
Jack Daniel’s Family of Whiskey Brands6	1%	3%	2%
Jack Daniel’s RTD7	45%	51%	43%
Finlandia	(3%)	(16%)	(9%)
Southern Comfort Family of Brands	(2%)	(1%)	(4%)
Southern Comfort	(7%)	(4%)	(7%)
Southern Comfort RTD/RTP8	36%	59%	50%
Fetzer Valley Oaks	(5%)	(4%)	(4%)
Canadian Mist	(1%)	2%	2%
Korbel Champagne	1%	6%	6%
el Jimador	6%	(1%)	8%
New Mix RTD9	(4%)	(16%)	(1%)
Super-Premium Other10	0%	(0%)	2%
Rest of Brand Portfolio (excluding Discontinued Brands)	(11%)	(14%)	(7%)
Total Continuing Brands11	3%	1%	2%

Additional Commentary:

•
For most of the company’s individual brands, price/mix was positive during the nine month period.  During the fiscal third quarter, portfolio price/mix was positive as continuing brand portfolio depletions were up 4%, reported net sales increased 12%, and constant currency net sales grew 7%.

•
For the Jack Daniel’s Family of Whiskey Brands, fiscal 2010 first nine months depletion gains in Australia, France, Germany, Mexico, and Poland outpaced declines in South Africa, the travel retail channel, Peru, and the United Arab Emirates.  For the third quarter, depletions for the Jack Daniel’s Family of Whiskey Brands increased in the mid-single digits as we estimate that trade inventory returned to more normalized levels.  Depletion gains in the U.S., Germany, France, and Mexico more than offset declines in Italy, the U.K., and South Korea during the quarter.

•
International depletions for Jack Daniel’s Tennessee Whiskey grew 8% in the third quarter and 2% for the first nine months of fiscal 2010.  U.S. depletions for the brand grew 1% for the three month period and were flat for the nine month period.

•	Gentleman Jack’s and Jack Daniel’s Single Barrel’s depletions, reported net sales, and constant currency net sales grew at double-digit rates during the three and nine month periods.

•
Jack Daniel’s RTDs registered significant double-digit growth in net sales on both a reported and constant currency basis as the brand has benefitted from strong volumetric gains in Germany as well as the geographic expansion into the U.K., Mexico, Italy, and a number of other markets.  In Australia, Jack Daniel’s & Cola registered double-digit growth in both reported and constant currency net sales due in part to depressed results in the first six months of last year that followed the April 2008 unexpected increase of the ready-to-drink tax in the country.

•
Finlandia’s performance was affected by a downturn in the Poland market for vodka related to unfavorable weather conditions, a very difficult on-premise environment, and cycling against a buy-in prior to a fiscal 2009 price increase.

•
Southern Comfort RTD/RTP brands continued to perform well as consumers continued to respond favorably to pre-mixed versions of cocktails for off-premise consumption.  Southern Comfort liqueur depletions declines continued as the on-premise channel remained weak globally.

•	el Jimador’s growth continued due to strong double-digit depletion gains in the U.S., outperformance of the tequila category in Mexico, and expansion into international markets.

•
New Mix continued to stabilize after the brand was affected by the H1N1 flu scare in Mexico City during the company’s fiscal first quarter.  During the third quarter, the brand reported and constant currency net sales grew in the low single digits.

•
Most of the company’s super-premium brands delivered strong growth during the third quarter, bringing the nine month depletion and reported net sales comparisons to flat and constant currency net sales into positive territory.  Woodford Reserve, Bonterra, Chambord, and Sonoma-Cutrer grew reported and constant currency net sales in the double-digits and Herradura grew reported and constant currency net sales in the mid-single digits during the quarter.

•	A decline in agency brand volume following price increases was the primary driver of the declines in the rest of the portfolio.

5 Constant currency represents reported net sales with the effects of fluctuating foreign exchange rates removed.  Management uses the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of the business both positively and negatively.
6 Includes Jack Daniel’s Tennessee Whiskey, Gentleman Jack, and Jack Daniel’s Single Barrel
7 Refers to all ready-to-drink line extensions of Jack Daniel’s such as Jack Daniel’s & Cola, Jack Daniel’s & Ginger, and Jack Daniel’s Country Cocktails
8 Refers to all ready-to-drink and ready-to-pour line extensions of Southern Comfort including Southern Comfort & Cola, Southern Comfort Lime & Lemonade, Southern Comfort Hurricane, and Southern Comfort Sweet Tea
9 Ready-to-drink brand produced with el Jimador tequila.
10 Includes Bonterra, Chambord, Herradura, Sonoma-Cutrer, Tuaca, and Woodford Reserve
11 Total continuing brand reported net sales can be calculated using data supplied on Schedule A by adding the discontinued brand adjustment to the reported change in net sales.  Calculating constant currency net sales requires the addition of the foreign currencies adjustment.  The numbers may differ due to rounding.